Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Washington Federal, Inc.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered (2)(3)	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value per share	Other	200,000 shares	$36.80	$7,360,000.00	0.0001102	811.07
Total Offering Amounts					$7,360,000.00		811.07
Total Fee Offsets							--
Net Fee Due							811.07
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(1) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $37.80 (high) and $35.79 (low) sale price of the Registrant's Common Stock as reported on the Nasdaq Stock Market on November 14, 2022, which date is within five business days prior to filing this registration statement.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s common stock that become issuable under the Washington Federal Bank 401(k) Plan (formerly the Washington Federal 401(k) and Employee Stock Ownership Plan, and the Washington Federal Savings Profit Sharing and Retirement Plan and Employee Stock Ownership Plan) by reason of any recapitalization, stock split, stock dividend or other similar transaction effected without receipt of consideration where the Registrant’s outstanding shares of common stock are increased, converted or exchanged.

(3). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 457(h)(3), no registration fee is required to be paid.